Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated October 15, 2021, relating to the consolidated financial statements of Agro Capital Management Corp. as of December 31, 2020 and 2019 and to all references to our firm included in this Registration Statement..

Certified Public Accountants
Lakewood, CO
February 24, 2022